Nascent Wine Company

Press Release

Nascent Wine Enters Acquires JM Distribucion

San Diego, CA---(Business Wire)---November 12, 2006 --Nascent Wine Co. (OTCBB: NCTW) announced today that it has acquired the assets of JM Distribucion.

In November 2006, the Company entered into a binding letter of agreement to acquire all of the assets of JM Distribucion. JM Distribucion is a bakery goods distribution company based in Tijuana, serving Tijuana, Mexicali and Ensenada. The company represents 3 of the largest brands in Mexico “Produpan, Marglas and La Florida and also Bakemark-Westco, the leading bakery supply company in the USA.

JM has been engaged in the bakery goods distribution business for approximately 3 years. It offers extended cut off times for order placing and processing, multiple food deliveries per week, small piece orders as well as case orders and quick response to redeliveries.

Sandro Piancone, CEO of Nascent Wine stated, “The acquisition of JM is the perfect “Fold-In” acquisition. We made the deal on a Friday, and by Monday, the entire inventory, trucks, assets and sales people were moved over to our Tijuana distribution facility. The phone number was transfered to our phone line and we were in the bakery distribution business the next day. The company will save on the over head of rent, electricity and double distribution routes. These are the perfect acquisitions to help grow our company.

With our existing array of 1400 products, this gives our company a new opportunity to expand our reach further into Mexico, thus bring Nascent one step further of becoming a major distributor in the region.”

About JM Distrobucion.

JM has been a major force in the bakery distribution business in Baja California, Mexico, for close to three years. JM’s is a niche business that would be difficult for any competitor to duplicate. JM Distribucion is a bakery goods distribution company based in Tijuana, serving Tijuana, Mexicali and Ensenada. The company represents 3 of the largest brands in Mexico “Produpan, Marglas and La Florida and also Bakemark-Westco, the leading bakery supply company in the USA.

About Nascent Wine Co. Inc.

Nascent Wine Co. Inc. is charting a course to become a leader in the beverage and food industry in Mexico. The Company is the exclusive distributor of Miller Beer (SAB.L) in Baja California, Mexico. The Company plans to continue acquiring small- to medium-sized beverage and food distributors in Mexico. The Company trades on the OTC Bulletin Board, ticker symbol NCTW.OB.

Forward Looking Statement:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

Rick Gean

Pilot Financial Communication Network

(480) 247-2142

rick@pilotfcn.com